Exhibit 5.1

Morgan, Lewis & Bockius LLP

600 Anton Blvd., 18th Floor

Costa Mesa, California  92626

February 23, 2015

Boot Barn Holdings, Inc.

15776 Laguna Canyon Road

Irvine, California  92618

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Boot Barn Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-1 (Registration No. 333-202112) initially filed with the Securities and Exchange Commission on February 13, 2015, as amended to date (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to the public offering by the selling stockholders identified on Schedule A hereto (the “Selling Stockholders”) of up to 4,500,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and an additional 675,000 shares of Common Stock that may be offered and sold by the Selling Stockholders pursuant to the Registration Statement upon the exercise of the underwriters’ option to purchase such shares (together, the “Shares”).

We have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares to the Selling Stockholders.  As such counsel, we have also examined originals or copies of the Registration Statement and the exhibits thereto and such other documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company.  We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

We have also assumed that, at or prior to the time of the delivery of any Shares, there will not have occurred any change in law affecting the validity of the issuance of the Shares.

This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware.

Based upon and subject to the foregoing, we are of the opinion that the Shares were validly issued and are fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal matters” in the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.  In rendering the opinion set forth above, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters.

This opinion is intended solely for use in connection with the sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose.

Very truly yours,

MORGAN, LEWIS & BOCKIUS LLP

Schedule A

FS Equity Partners VI, L.P.

FS Affiliates VI, L.P.

CapitalSouth Partners Fund II, LP

CapitalSouth Partners SBIC Fund III, LP

Brookside Mezzanine Fund II, L.P.

Ampex Retirement Master Trust

JJJ Charitable Foundation

The Patrick Matthew Meany Exempt Trust

Patrick Meany

The Starret Family Trust, Dated April 11, 1999

Hartford Accident and Indemnity Company

Hartford Life and Accident Insurance Company

Greg Bettinelli